STRONG <<FUND>>, INC.


                          STOCK SUBSCRIPTION AGREEMENT


To the Board of Directors of Strong <<FUND>>, Inc.:


     The undersigned purchaser (the "Purchaser") hereby subscribes to______ shares (the "Shares") of common stock, ______ par value (the "Common Stock"), of Strong <<FUND>>, Inc. in consideration for which the Purchaser agrees to transfer to you upon demand cash in the amount of _______________________ .

     It is understood that a certificate representing the Shares shall be issued to the undersigned upon request at any time after receipt by you of payment therefore, and said Shares shall be deemed fully paid and nonassessable, except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes, as interpreted by courts of competent jurisdiction, or any successor provision to said Section 180.0622(2)(b).

     The Purchaser agrees that the Shares are being purchased for investment with no present intention of reselling or redeeming said Shares.


     Dated and effective this __day of _______, 199_.


                              STRONG CAPITAL MANAGEMENT, INC.


                                   By: _________________________

                                       Officer



                                   ACCEPTANCE


     The foregoing subscription is hereby accepted. Dated and effective as of this __day of _____________, 199_.


                              STRONG <<FUND>>, INC.



                                   By: _________________________

                                        Officer


                                   Attest: ________________________

                                            Officer
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